UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2025

AtlasClear Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-41956 (Commission File Number)	92-2303797 (I.R.S. Employer Identification No.)

2203 Lois Ave., Ste. 814 Tampa, FL (Address of principal executive offices)	33607 (Zip Code)

(727) 446-6660
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATCH	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Definitive Material Agreement.

On September 16, 2025, AtlasClear Holdings, Inc. (the “Company”) entered into separate securities purchase agreements (each, a “Securities Purchase Agreement”) with certain institutional investors (each, an “Investor”) under which the Company agreed to issue and sell, in a private placement, convertible promissory notes (each, a “Note” and collectively, the “Notes”) for an aggregate principal amount of $3,600,000, for a gross purchase price of $3,000,000, reflecting a 20% original issue discount, before fees and other expenses. The Notes do not bear interest, and mature on the earlier of six months from issuance or the date that the Company completes a Qualified Financing (meaning an issuance and sale of capital stock raising gross proceeds of at least $10 million, as defined in the Notes). The Notes may be converted into equity, at each holder’s option, at the closing of a Qualified Financing, at the same per share price as the securities sold in the Qualified Financing. The Company intends to use the proceeds from the sale of the Notes for general corporate purposes and working capital. The Notes are subject to customary events of default and related remedies.

The initial closing of the issuance and sale of the Notes (the “Closing”) is expected to occur on September 17, 2025, subject to customary closing conditions. The Company may issue and sell up to an additional $2,400,000 in aggregate principal amount of the Notes, for gross proceeds of up to an additional $2,000,000, in one or more closings.

Subject to the provisions of the Securities Purchase Agreements, if, during the 12-month period commencing on the date of the Closing, the Company carries out one or more Future Offerings (as defined in the Securities Purchase Agreements), each Investor will have the right to participate in an amount up to 100% of such Investor’s investment amount under the Securities Purchase Agreement in any such securities offered by the Company, subject to certain exceptions.

The Company has engaged Dawson James Securities, Inc. as the placement agent (the “Placement Agent”) with respect to the offering of the Notes. The Placement Agent is not purchasing or selling any securities offered by the Company, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The Company agreed to pay the Placement Agent’s fees totaling 5% of the aggregate gross proceeds from the sale of the Notes, and to reimburse the Placement Agent’s expenses (subject to a cap).

$600,000 of the aggregate principal amount of the Notes sold pursuant to the Securities Purchase Agreements are being purchased by Sixth Borough Capital Fund, LP, an entity controlled by Robert D. Keyser, Jr., who is a member of the Company’s board of directors and the Chief Executive Officer of the Placement Agent.

The Notes and the securities issuable upon conversion of the Notes (collectively, the “Securities”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, and in reliance on similar exemptions under applicable state laws. No form of general solicitation or general advertising was conducted in connection with the issuance. The Securities will contain restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom.

The descriptions of the terms and conditions of the Securities Purchase Agreement and the Notes do not purport to be complete and are qualified in their entireties by the full text of the form of Securities Purchase Agreement and the form of Convertible Promissory Note, which are filed as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Securities Purchase Agreements and the issuance of the Securities is incorporated herein by reference. The Securities sold pursuant to the Securities Purchase Agreements have been offered and sold pursuant to exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, for the sale of securities not involving a public offering.

Item 8.01 Other Events.

On September 17, 2025, the Company issued a press release announcing, among other things, the sale of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10.1	Form of Securities Purchase Agreement.
10.2	Form of Convertible Promissory Note.
99.1	Press release dated September 17, 2025.
104	Cover page interactive data file (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLASCLEAR HOLDINGS, INC.

Date: September 17, 2025	/s/ John Schaible
	Name:	John Schaible
	Title:	Executive Chairman